MARATHON OIL CORPORATION REPORTS
SECOND QUARTER 2008 RESULTS

HOUSTON, July 31, 2008 – Marathon Oil Corporation (NYSE: MRO) today reported second quarter 2008 net income of $774 million, or $1.08 per diluted share. Net income in the second quarter 2007 was $1.550 billion, or $2.25 per diluted share.  For the second quarter 2008, net income adjusted for special items was $858 million, or $1.20 per diluted share, compared to net income adjusted for special items of $1.548 billion, or $2.25 per diluted share, for the second quarter 2007.

	2nd Quarter Ended June 30
(In millions, except per diluted share data)	2008	2007
Net income adjusted for special items(a)	$858	$1,548
Adjustments for special items (net of income taxes):
Loss on U.K. natural gas contracts	(84)	(5)
Gain on sale of discontinued operations	-	8
Loss on early extinguishment of debt	-	(1)
Net income	$774	$1,550
Net income adjusted for special items(a) - per diluted share	$1.20	$2.25
Net income - per diluted share	$1.08	$2.25
Revenues and other income	$22,225	$16,887
Weighted average shares - diluted	714	689

(a)
Net income adjusted for special items is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States.  See page 6 for further discussion of net income adjusted for special items.

Marathon's second quarter 2008 results include a non-cash, after-tax mark-to-market loss of $220 million on derivatives intended to mitigate price risk related to future sales of Canadian synthetic crude. The last of these derivatives is set to expire in the fourth quarter of 2009.

“The second quarter 2008, compared to the second quarter 2007, was a challenging quarter financially, particularly as a result of the significantly lower refining and wholesale marketing realized margins in a very difficult downstream environment and the derivatives loss incurred in the Oil Sands Mining segment. However, our Upstream business had a record quarter in profitability and our Integrated Gas segment continues to perform well,” said Clarence P. Cazalot, Jr., Marathon president and CEO.

“Operationally, the quarter saw Marathon delivering on our defined profitable growth in the Upstream segment, with production available for sale increasing more than 8 percent over the same period in 2007 and we have had two high-margin major development projects brought online within the last two months.

“The Alvheim/Vilje development offshore Norway achieved first oil in early June and is currently producing from five wells in the Alvheim portion of the development, and the non-operated Neptune development in the Gulf of Mexico began operations just after the quarter ended. Strong production from Alvheim and Neptune, and solid operations across our entire Upstream business will help drive Marathon’s production performance for the year and will contribute significantly to Marathon’s production growth through 2012.

“While the downstream environment remains challenged with tight margins, Marathon is focused on lowering feedstock costs and increasing efficiency and flexibility by expanding our coking capacity. The 180,000 barrels per day (bpd) refinery expansion at our facility in Garyville, La., is almost 60 percent complete, on budget and scheduled for late 2009 startup. Construction recently started on the Detroit Heavy Oil Upgrading Project, and upon completion in late 2010, it will allow us to refine an additional 80,000 bpd of heavy crude oil,” Cazalot said.

Segment Results

Total segment income was $931 million in the second quarter of 2008, compared to $1.658 billion in the second quarter of 2007.

	2nd Quarter Ended June 30
(In millions)	2008	2007
Segment Income (Loss)
Exploration & Production (E&P)
United States	$359	$173
International	469	227
Total E&P	828	400
Oil Sands Mining (OSM)	(157)	-
Refining, Marketing & Transportation (RM&T)	158	1,246
Integrated Gas (IG)	102	12
Segment Income(a)	$931	$1,658

a)	See Preliminary Supplemental Statistics on page 9 for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production

Exploration and Production segment income totaled $828 million in the second quarter of 2008, which was more than double the $400 million in the second quarter of 2007. The increase was primarily a result of higher liquid hydrocarbon realizations as well as higher natural gas volumes.

Sales volumes during the quarter averaged 350,000 barrels of oil equivalent per day (boepd), compared to 338,000 boepd for the same period last year. Due to timing of a lifting, the sales volumes were lower than the estimate of 356,000 boepd provided in the interim update.

Production available for sale in the second quarter 2008 averaged 374,000 boepd, an increase of more than 8 percent from 345,000 boepd in the same period last year. The difference between production volumes available for sale and the recorded sales volumes is due to the timing of international oil liftings and natural gas held in storage. Production available for sale exceeded estimates provided in the first quarter, primarily due to the deferral of planned plant maintenance in Equatorial Guinea and the better-than-forecast reliability of the Alvheim/Vilje facilities during ramp-up of production. The Company has narrowed its expectations for 2008 production available for sale to be between 380,000 and 400,000 boepd, excluding the effects of any dispositions.

United States upstream income was $359 million in the second quarter of 2008, compared to $173 million in the second quarter of 2007, primarily as a result of higher liquid hydrocarbon and natural gas realizations, partially offset by lower sales volumes.

International upstream income was $469 million in the second quarter of 2008, compared to $227 million in the second quarter of 2007. The increase was primarily due to higher liquid hydrocarbon and natural gas realizations, and higher natural gas sales that included a full quarter of operations at the EG LNG plant, which commenced production in May 2007.

	2nd Quarter Ended June 30
	2008	2007
Key Production Statistics
Net Sales
United States – Liquids (mbpd)	63	65
United States – Natural gas (mmcfpd)	431	460
International – Liquids (mbpd)	119	134
International – Natural gas (mmcfpd)	573	374
Total Net Sales (mboepd)	350	338

The Alvheim/Vilje development offshore Norway commenced production on June 8, 2008 and to date has achieved an uptime of approximately 80 percent. Currently, there are five wells producing from the Alvheim portion of the development and the Vilje field is expected to come onstream in early August. Based on the results thus far, Alvheim/Vilje is expected to reach a combined production rate of 75,000 net (120,000 gross) boepd before the end of this year. Marathon has a 65 percent operated interest in the Alvheim fields and a 47 percent outside-operated working interest in the Vilje field.

In the Gulf of Mexico, the Neptune development began production on July 6, 2008, and reached full facility oil capacity after only 15 days of operations. While the production did not have an impact on the second quarter results, the field is currently producing from five wells and the sixth well is expected online in early August. Marathon holds a 30 percent outside-operated working interest in Neptune. The facility's design capacity is 50,000 bpd of oil and 50 mmcfd of natural gas.

Marathon continues to ramp up production in the Bakken Shale resource play in North Dakota. The Company currently has seven rigs drilling which are achieving best-in-class drilling performance and continue to improve drilling time and well costs. Marathon expects to drill approximately 65 company-operated Bakken wells in 2008, and will have approximately 100 wells in the play by the end of the year. The Company’s net production from the Bakken Shale increased 130 percent from the fourth quarter 2007 rate of 2,170 boepd to the second quarter of 2008 rate of 5,070 boepd, and is currently producing 6,200 boepd.

Offshore Angola, Marathon and its co-venturers received approval to proceed with the first deepwater oil development project on Block 31, comprised of the Plutão, Saturno, Vênus and Marte (PSVM) fields. Key contracts are ready to be awarded and construction work is expected to begin later this year. Gross production at a rate of about 150,000 bpd is targeted in 2012. A total of 48 production, gas and water injection plus infill wells are planned for PSVM.

Marathon has participated in three deepwater Angola exploration/appraisal wells that have reached total depth during the year, but for which disclosure of the results is pending receipt of government and partner approvals. The Company is also currently participating in an appraisal well on Block 32. Marathon holds a 10 percent outside-operated interest in Block 31 and a 30 percent outside-operated interest in Block 32.

In early July, Marathon entered into a definitive agreement with Centrica plc, the parent company of British Gas, under which Centrica will purchase Marathon's non-operated interests in the Heimdal infrastructure, related producing fields and associated undeveloped acreage offshore Norway. Total proceeds before closing adjustments are expected to be $416 million. The companies anticipate closing the transaction during the late third quarter or early fourth quarter of 2008.

Oil Sands Mining

The Oil Sands Mining segment reported a loss of $157 million for the second quarter of 2008.  This includes a $250 million after-tax loss on derivative instruments, of which $220 million was unrealized. These derivative instruments were put in place by Western Oil Sands Inc. prior to its acquisition by Marathon in October 2007 to mitigate price risk related to future sales of synthetic crude oil. The last of these derivative instruments is set to expire in the fourth quarter of 2009.

Marathon’s second quarter 2008 net bitumen production before royalties from the Athabasca Oil Sands Project (AOSP) mining operation was 24,000 bpd. Production was lower than expected due to a revised plan to manage the disposal of tailings that resulted in mining a lower grade ore, as well as planned and unplanned maintenance at the mine. (Tailings consist primarily of water and sediment that remain after the bitumen is extracted from the ore.)

Due in large part to the temporary decrease in ore grade, Marathon has reduced its 2008 Oil Sands Mining production expectations to between 25,000 and 28,000 boepd.

	2nd Quarter Ended June 30
	2008	2007
Key Oil Sands Mining Statistics
Net Bitumen Production (mbpd)(a)	24	-
Net Synthetic Crude Oil Sales (mbpd)	31	-
Synthetic Crude Oil Average Realization (per bbl)(b)	$116.40	$-
(a)     Before royalties.
(b)      Excludes losses on derivative instruments.

Refining, Marketing and Transportation

The Refining, Marketing and Transportation (RM&T) segment income was $158 million in the second quarter of 2008 compared to $1.246 billion in the second quarter of 2007, with the decrease primarily a result of the lower refining and wholesale marketing gross margin.

The refining and wholesale marketing gross margin per gallon was 8.35 cents in the second quarter of 2008, compared to 39.25 cents in the second quarter of 2007. The primary factor contributing to this decrease was the decline in the relevant market indicators [Light Louisiana Sweet (LLS) 6-3-2-1 crack spreads] in the Midwest (Chicago) and Gulf Coast markets. For example, the Light Louisiana Sweet (LLS) 6-3-2-1 crack spread on a two-thirds Chicago, one-third Gulf Coast basis decreased to $2.47 per barrel in second quarter 2008 from $15.47 per barrel in second quarter 2007. In addition, the Company was not able to fully pass along to its wholesale customers the substantial increase in refined product spot market prices experienced in the second quarter of 2008. Consequently, the Company’s wholesale price realizations in the second quarter did not increase over the comparable prior year period as much as the spot market prices used in the market indicators increased quarter over quarter.

Crude oil refined during the second quarter of 2008 averaged 1,023,000 bpd, a 49,000 bpd decrease from the second quarter of 2007, and total refinery throughputs were 1,203,000 bpd, 6 percent lower than the 1,280,000 bpd in the second quarter of 2007.

Marathon’s refining and wholesale marketing gross margin included pre-tax derivatives losses of $187 million for the second quarter of 2008 compared to losses of $139 million for the second quarter of 2007. In the second quarter of 2008, Marathon decreased its use of derivatives to mitigate crude oil price risk between the time that domestic crude oil purchases are priced and when they are actually refined into salable petroleum products. Approximately half of the losses recognized in the second quarter of 2008 were incurred in April before these steps to decrease the use of derivatives were fully in place. Marathon will selectively continue its practice of using derivatives to protect the carrying value of seasonal RM&T inventories and long-haul foreign crude oil spot purchases.

Speedway SuperAmerica (SSA) gasoline and distillates gross margin per gallon averaged 8.62 cents in the second quarter of 2008, compared to 10.29 cents in the second quarter of 2007. SSA same store gasoline sales volume declined by 4.8 percent during the second quarter of 2008 while same store merchandise sales increased by 1 percent during the same period. Starting in June 2007, SSA ran a special sales promotion that was estimated to increase SSA’s 2007 second quarter same store gasoline sales volume by almost 3 percent.  Excluding this special sales promotion, the Company estimates that SSA’s 2008 second quarter same store gasoline sales volume decline would have been about 2.1 percent compared to the actual 4.8 percent decline.

	2nd Quarter Ended June 30
	2008	2007
Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	1,023	1,072
Other Charge and Blend Stocks (mbpd)	180	208
Total Refinery Inputs (mbpd)	1,203	1,280
Refined Product Sales Volumes (mbpd)	1,369	1,426
Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.0835	$0.3925

In June 2008, Marathon began construction on the projected $1.9 billion Detroit heavy oil upgrading project. With expected completion in late 2010, the project will increase the refinery’s ability to process heavy crude oil by 80,000 bpd.

The projected $3.2 billion Garyville refinery expansion project in Louisiana continues to progress on time and on budget toward a 2009 start-up.

Integrated Gas

Integrated Gas segment income was $102 million in the second quarter of 2008 compared to $12 million in the second quarter of 2007. The increase was primarily related to income from the Equatorial Guinea LNG production facility which commenced operations in May 2007. The production facility, in which Marathon holds a 60 percent interest, delivered 14 cargoes during the second quarter of 2008. Expenses for Gas-to-FuelsTM and other natural gas commercialization technologies in the second quarter of 2008 were $22 million compared to $10 million in the second quarter of 2007.

	2nd Quarter Ended June 30
	2008	2007
Key Integrated Gas Statistics
Net Sales (mtpd)
LNG	6,402	1,997
Methanol	1,188	1,107

Net LNG sales for the second quarter of 2008 exceeded original estimates because the planned maintenance at the Equatorial Guinea LNG production facility originally scheduled for the second quarter was deferred to the third quarter.  The operational availability of the facility has been superior, operating at 93 percent year-to-date.

Corporate

Marathon continued its share repurchase program during the second quarter, repurchasing approximately 3 million shares at a cost of approximately $152 million. Since January 2006, Marathon’s Board of Directors has authorized the repurchase of up to $5 billion of Marathon’s common stock. As of the end of the second quarter, approximately $2.8 billion in Marathon shares had been repurchased, bringing total shares repurchased so far to 63.6 million.

Special Items

Marathon has two natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period income. In the second quarter of 2008, the non-cash after-tax mark-to-market loss on these contracts related to sales of natural gas from the Brae field complex totaled $84 million. Due to the volatility in the fair value of these contracts, Marathon consistently excludes these non-cash gains and losses from net income adjusted for special items.

The Company will conduct a conference call and webcast today, July 31, at 2:00 p.m. EDT during which it will discuss second quarter results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon website at www.Marathon.com. Replays of the webcast will be available through Aug. 14, 2008.  Quarterly financial and operational information is also provided on Marathon’s Web site at http://ir.marathon.com in the Quarterly Investor Packet.

# # #

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties.  Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon's ongoing operations.  A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release.  “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.  Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon's financial performance between periods.  Management also uses “net income adjusted for special items” to compare Marathon's performance to certain competitors.

Unlike capital expenditures reported under generally accepted accounting principles, the projected costs for the Garyville refinery expansion project and the Detroit refinery heavy oil upgrading and expansion project discussed in this release do not include capitalized interest.  Capitalized interest is budgeted at the corporate level.

This release contains forward-looking statements with respect to 2008 worldwide net liquid hydrocarbon and natural gas production available for sale, bitumen production, timing and levels of production from the  Alvheim/Vilje development and Neptune  development, Blocks 31 and 32 offshore Angola, the anticipated disposition of interests in the Heimdal area and related assets, anticipated future exploratory and development drilling activity, the Garyville refinery expansion project, the Detroit refinery heavy oil upgrading and expansion project, and the common stock repurchase program. Some factors that could potentially affect 2008 worldwide net liquid hydrocarbon and natural gas production available for sale, bitumen production, the timing and levels of production from the Alvheim/Vilje development and Neptune development, Blocks 31 and 32 offshore Angola, and anticipated future exploratory and development drilling activity include pricing, supply and demand for petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Worldwide net liquid hydrocarbon and natural gas production available for sale could also be affected by the occurrence of acquisitions or dispositions of oil and gas properties. Development of Block 32 may be further affected by the inability or delay in obtaining government and third-party approvals and permits.  The disposition of interests in the Heimdal area could be adversely affected by the inability or delay in obtaining necessary government and third party approvals and other customary closing conditions. Factors that could affect the Garyville refinery expansion and the Detroit refinery heavy oil upgrading and expansion projects include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects.  The common stock repurchase program could be affected by changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the Company’s production or refining operations due to unforeseen hazards such as weather conditions or acts of war or terrorist acts, and other operating and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Lee Warren	713-296-4103
	Paul Weeditz	713-296-3910
Investor Relations Contacts:	Howard Thill	713-296-4140
	Michol Ecklund	713-296-3919
	Chris Phillips	713-296-3213

Condensed Consolidated Statements of Income (Unaudited)

	2nd Quarter Ended		Six Months Ended
	June 30		June 30
(In millions, except per share data)	2008	2007	2008	2007
Revenues and other income:

Sales and other operating revenues
(including consumer excise taxes)	$21,226	16,325	$38,506	$28,874
Sales to related parties	686	411	1,228	731
Income from equity method investments	256	117	465	224
Net gain on disposal of assets	12	7	22	18
Other income	45	27	104	42

Total revenues and other income	22,225	16,887	40,325	29,889
Costs and expenses:
Cost of revenues (excludes items below)	17,988	11,804	32,440	21,407
Purchases from related parties	226	89	365	136
Consumer excise taxes	1,295	1,307	2,511	2,504
Depreciation, depletion and amortization	504	396	955	789
Selling, general and administrative expenses	361	327	661	614
Other taxes	127	93	250	191
Exploration expenses	130	115	259	176

Total costs and expenses	20,631	14,131	37,441	25,817

Income from operations	1,594	2,756	2,884	4,072

Net interest and other financing income (costs)	(10)	20	(1)	39
Loss on early extinguishment of debt	-	(1)	-	(3)
Minority interests in loss of Equatorial Guinea
LNG Holdings Limited	-	1	-	3

Income before income taxes	1,584	2,776	2,883	4,111
				1,852
Provision for income taxes	810	1,234	1,378	1,852

Income from continuing operations	774	1,542	1,505	2,259
Discontinued operations	-	8	-	8

Net income	$774	$1,550	$1,505	$2,267

Income from continuing operations
Per share - basic	$1.09	$2.26	$2.11	$3.29
Per share - diluted	$1.08	$2.24	$2.10	$3.27
Net income
Per share - basic	$1.09	$2.27	$2.11	$3.30
Per share - diluted	$1.08	$2.25	$2.10	$3.28

Dividends paid per share	$0.24	$0.24	$0.48	$0.44

Weighted Average Shares:
Basic	710	683	711	686
Diluted	714	689	716	691

Preliminary Supplemental Statistics (Unaudited)

	2nd Quarter Ended		Six Months Ended
	June 30		June 30
(Dollars in millions, except as noted)	2008	2007	2008	2007

Segment Income (Loss)
Exploration and Production
United States	$359	$173	$603	$323
International	469	227	909	462
E&P segment	828	400	1,512	785
Oil Sands Mining	(157)	-	(130)	-
Refining, Marketing and Transportation	158	1,246	83	1,591
Integrated Gas	102	12	201	31
Segment income	931	1,658	1,666	2,407
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(73)	(111)	(41)	(154)
Discontinued operations	-	8	-	8
Gain (loss) on U.K. natural gas contracts	(84)	(5)	(120)	6
Net income	$774	$1,550	$1,505	$2,267

Capital Expenditures
Exploration and Production	$874	$580	$1,649	$1,041
Oil Sands Mining	262	-	510	-
Refining, Marketing and Transportation	702	334	1,213	551
Integrated Gas(a)	-	34	1	91
Corporate	7	14	9	16
Total	$1,845	$962	$3,382	$1,699

Exploration Expenses
United States	$55	$47	$105	$84
International	75	68	154	92
Total	$130	$115	$259	$176

E&P Operating Statistics
Net Liquid Hydrocarbon Sales (mbpd)(b)
United States	63	65	63	67

Europe	38	34	31	34
Africa	81	100	92	98
Total International	119	134	123	132
Worldwide	182	199	186	199

Net Natural Gas Sales (mmcfd)(b)(c)
United States	431	460	456	485

Europe	175	178	214	213
Africa	398	196	396	143
Total International	573	374	610	356
Worldwide	1,004	834	1,066	841

Total Worldwide Sales (mboepd)	350	338	364	339

(a)
Through April 2007, includes EGHoldings at 100 percent.  Effective May 1, 2007, Marathon no longer consolidates EGHoldings and its investment in EGHoldings is accounted for prospectively using the equity method of accounting; therefore, EGHoldings’ capital expenditures subsequent to April 2007 are not included in Marathon’s capital expenditures.

(b)	Amounts are net after royalties, except for Ireland where amounts are before royalties.
(c)	Includes natural gas acquired for injection and subsequent resale of 25 mmcfd and 54 mmcfd in the second quarters of 2008 and 2007 and 31 mmcfd and 47 mmcfd in the first six months of 2008 and 2007.

Preliminary Supplemental Statistics (Unaudited) (continued)

	2nd Quarter Ended		Six Months Ended
	June 30		June 30
(Dollars in millions, except as noted)	2008	2007	2008	2007

E&P Operating Statistics (continued)
Average Realizations(d)
Liquid Hydrocarbons (per bbl)
United States	$109.85	$55.19	$96.96	$52.19

Europe	121.96	61.34	111.54	59.12
Africa	108.70	60.91	98.33	55.79
Total International	112.99	61.02	101.66	56.63
Worldwide	$11.90	$59.11	$100.07	$55.13

Natural Gas (per mcf)
United States	$8.66	$6.16	$$7.70	$6.03

Europe	7.86	4.47	7.82	5.71
Africa	0.25	0.25	0.25	0.26
Total International	2.58	2.27	2.90	3.51
Worldwide	$5.19	$4.41	$4.95	$4.96

OSM Operating Statistics
Net Bitumen Production (mbpd)(e)	24	-	24	-
Net Synthetic Crude Sales (mbpd)(e)	31	-	31	-
Synthetic Crude Average Realization (per bbl)(d)	$$116.40	$-	$102.70	$-

RM&T Operating Statistics
Refinery Runs (mbpd)
Crude oil refined	1,023	1,072	934	1,021
Other charge and blend stocks	180	208	207	217
Total	1,203	1,280	1,141	1,238

Refined Product Yields (mbpd)
Gasoline	607	680	604	651
Distillates	367	377	326	350
Propane	23	26	22	23
Feedstocks and special products	116	96	108	121
Heavy fuel oil	23	27	27	25
Asphalt	86	89	73	83
Total	1,222	1,295	1,160	1,253

Refined Product Sales Volumes (mbpd)(f)	1,369	1,426	1,324	1,385
		11
Refining and Wholesale Marketing Gross
Margin (per gallon)(g)	$0.0835	$0.3925	$0.0420	$$0.2634

Speedway SuperAmerica
Retail outlets	1,625	1,637	-	–
Gasoline & distillates sales (millions of gallons)	788	828	1,580	1,628
Gasoline & distillates gross margin (per gallon)	$0.0862	$0.1029	$0.1005	$$0.1121
Merchandise sales	$722	$714	$1,369	$$1,358
Merchandise gross margin	$181	$182	$344	$$342

IG Operating Statistics
Sales Volumes (mtpd)(h)
LNG	6,402	1,997	6,657	1,582
Methanol	1,188	1,107	1,159	1,215

(d)	Excludes gains and losses on derivative instruments (including the unrealized effects of U.K. natural gas sales contracts that are accounted for as derivatives).
(e)	Amount is before royalties.
(f)	Total average daily volumes of all refined product sales to wholesale, branded and retail customers.
(g)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.
(h)
LNG sales volumes include both consolidated sales (Alaska) and our share of the sales of an equity method investee (Equatorial Guinea).  Methanol sales volumes represent our share of sales of an equity method investee in Equatorial Guinea.